NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS FIRST-QUARTER 2018 RESULTS

AUSTIN, TX, May 10, 2018 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company with multi-family and single-family residential real estate development, real estate leasing, hotel and entertainment businesses in the Austin, Texas area and other select Texas markets, today reported first-quarter 2018 results.
Highlights:

•
Finalized development plans and secured final building permits for The Saint Mary, a 240-unit multi-family development in the Circle C community. Stratus intends to commence construction in the second quarter of 2018, subject to completion of project financing.

•
Robust leasing activity continues at West Killeen Market, a retail development project anchored by a 90,000-square-foot HEB Grocery Company, L.P. (HEB) grocery store. As of March 31, 2018, Stratus has executed leases for approximately 68 percent of the 44,000 square feet of tenant leasing space. Stratus intends to explore opportunities to sell West Killeen Market later this year depending on leasing progress and market conditions.

•
Progressed construction of phase one of Lantana Place, a mixed-use development in southwest Austin consisting of approximately 320,000 square feet of retail, hotel and office space. The anchor tenant, Moviehouse & Eatery, is scheduled to open in May 2018, earlier than anticipated under Stratus' development plans. Stratus also entered into a ground lease for a Marriott A/C Hotel, which is anticipated to commence construction in early 2019.

•
Construction is progressing on the retail component of Jones Crossing, an HEB-anchored, mixed-use development in College Station, Texas, and is expected to be completed in third-quarter 2018. The HEB grocery store is currently expected to open in September 2018.

•
Construction of Santal Phase II, a 212-unit garden style, multi-family project located directly adjacent to Santal Phase I in the upscale, highly populated Barton Creek community is advancing on schedule. Stratus expects to begin leasing Phase II units in July 2018 and substantially complete construction by year-end 2018.

•
Stratus' total stockholders' equity was $127.3 million at December 31, 2017, compared with $131.0 million at December 31, 2016. As reported in its filing with the United States Securities and Exchange Commission (SEC) on April 16, 2018, after-tax Net Asset Value (NAV) increased to $314.0 million, or $38.08 per share as of December 31, 2017, compared with $292.9 million, or $35.56 per share as of December 31, 2016. The increase in the after-tax NAV was primarily driven by the impact of lower income taxes associated with United States tax reform, partly offset by the payment of a $1.00 per share common stock dividend in 2017. For additional information regarding NAV, see "Cautionary Statement," and supplemental pages VI and VII, which are available on Stratus' website, "stratusproperties.com."

William H. Armstrong III, Chairman, President and Chief Executive Officer, stated, “We are pleased with the continued strength of our NAV, a key metric in the real estate industry that we believe indicates the underlying value of our assets. We also continue to have positive momentum across our development projects and intend to explore opportunities to sell certain properties later this year depending on leasing progress and market conditions. We are confident that our development strategy will continue to create value for shareholders.”

First-Quarter 2018 Financial Results
Stratus reported a net loss attributable to common stockholders of $1.9 million, $0.23 per share, for first-quarter 2018, compared with $2.7 million, $0.33 per share for first-quarter 2017. First-quarter 2017 included a $2.5 million charge ($1.6 million to net loss attributable to common stockholders, $0.20 per share) for profit participation costs and a $0.5 million loss ($0.3 million to net loss attributable to common stockholders, $0.04 per share) on early extinguishment of debt, both related to the sale of The Oaks at Lakeway, partly offset by a $1.1 million gain ($0.7 million to net loss attributable to common stockholders, $0.09 per share) on the sale of a bank building and an adjacent undeveloped 4.1 acre tract of land at Barton Creek. A $39.7 million gain on the sale of The Oaks at Lakeway was deferred under accounting rules, a significant portion of which was recognized in third-quarter 2017.

Stratus' Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $1.0 million in first-quarter 2018, compared with $2.1 million in first-quarter 2017. For a reconciliation of net loss attributable to common stockholders to Adjusted EBITDA, see the supplemental schedule on page V, "Adjusted EBITDA," which is available on Stratus' website.

Summary Financial Results

	Three Months Ended March 31,
	2018	2017
	(In Thousands, Except Per Share Amounts)
Revenues
Real Estate Operations	$1,202	$2,177
Leasing Operations	2,255	2,491
Hotel	9,394	10,405
Entertainment	5,259	5,945
Eliminations and other	(345)	(354)
Total Consolidated Revenue	$17,765	$20,664

Operating (loss) income
Real Estate Operations	$(425)	$144
Leasing Operations	432	(1,388)
Hotel	1,461	2,237
Entertainment	735	1,061
Corporate and other	(3,106)	(3,553)
Total Consolidated Operating Loss	$(903)	$(1,499)

Net loss attributable to common stockholders	$(1,870)	$(2,670)

Diluted net loss per share	$(0.23)	$(0.33)

Adjusted EBITDA	$1,047	$2,053

Capital expenditures and purchases and development of real estate properties	$(27,988)	$(5,969)

Diluted weighted-average shares of common stock outstanding	8,137	8,101

Revenue from Stratus' Real Estate Operations segment totaled $1.2 million for first-quarter 2018, compared with $2.2 million for first-quarter 2017, primarily reflecting fewer developed lot sales. In March 2018, Stratus entered into a contract to sell one Amarra Drive Phase II lot and eight Amarra Drive Phase III lots for a total of $5.9 million. In accordance with the contract, the parties are required to close on the sale of these lots ratably before March 1, 2019. If the purchaser fails to close on the sale of the minimum number of lots by the specified closing dates, Stratus may elect to terminate the contract but would retain the related $45 thousand earnest money. During first-quarter 2018, Stratus closed on the sale of one Amarra Drive Phase II lot and one Amarra Drive Phase III lot, each for $0.6 million. In April 2018, Stratus closed on 1 Amarra Phase III lot for $0.6 million and as of April 30, 2018, 13 Amarra Drive Phase III lots and 1 Amarra Drive Phase II lot were under contract, including the 9 lots subject to the contract discussed above.

In addition, during 2018 two Amarra Villas townhomes have been sold for $3.8 million, and two additional Amarra Villas townhomes are under contract, including one currently under construction, and are expected to close later this year.

Revenue from Stratus' Leasing Operations segment totaled $2.3 million for first-quarter 2018, compared with $2.5 million for first-quarter 2017. The decrease for first-quarter 2018 primarily reflects the impact of the February 2017 sale of The Oaks at Lakeway, partly offset by an increase in revenue from Santal Phase I. The increase in operating income for first-quarter 2018 is primarily associated with profit participation to HEB associated with the sale of The Oaks at Lakeway in first-quarter 2017 .

The decrease in revenue and operating income from Stratus' Hotel segment for first-quarter 2018 reflects a lower number of reservations for large groups and increased competition from several newly completed hotels in the downtown Austin area. Revenue per available room (RevPAR), which is calculated by dividing total room revenue by the average number of total rooms available, was $262 in first-quarter 2018, compared with $299 for first-quarter 2017. Since 2015, approximately 3,200 new hotel rooms were added to the downtown Austin hotel market. This increase in competition as well as the anticipated opening of additional hotel rooms in downtown Austin during the remainder of 2018, is expected to further impact future hotel revenues, although significant population growth in the Austin market and a rising number of tourists visiting the city are positive factors for increasing demand.

The decrease in revenue and operating income from Stratus' Entertainment segment for first-quarter 2018 primarily reflects lower concession revenues, as well as fewer private events hosted at the ACL Live and 3TEN ACL Live venues. ACL Live hosted 57 events and sold approximately 55 thousand tickets in first-quarter 2018, compared with 57 events and approximately 44 thousand tickets in first-quarter 2017. Additionally, 3TEN ACL Live, hosted 49 events in first-quarter 2018, compared with 60 events in first-quarter 2017.

Debt and Liquidity
At March 31, 2018, Stratus had consolidated debt of $249.1 million, compared with $221.5 million at December 31, 2017.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $28.0 million for first-quarter 2018, primarily for the development of Barton Creek properties and the Lantana Place, Santal Phase II and Jones Crossing projects, compared with $6.0 million for first-quarter 2017, primarily for the development of Barton Creek properties and the Lantana Place, West Killeen Market and The Oaks at Lakeway projects.

As of March 31, 2018, Stratus had $15.9 million of cash and cash equivalents and $4.0 million available under its $45.0 million Comerica Bank revolving credit facility. Stratus is in the process of finalizing the terms and documenting a modification and longer-term extension of its credit facility, which matures in November 2018.

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Conference Call Information
Stratus will conduct an investor conference call to discuss its unaudited first-quarter 2018 financial results today, May 10, 2018, at 11:00 a.m. ET. The public is invited to listen to the conference call by dialing (877) 418-4843 for domestic access and (412) 902-6766 for international access. A replay of the conference call will be available at the conclusion of the call for five days by dialing (877) 344-7529 domestically and (412) 317-0088 internationally. Please use replay ID: 10119594. The replay will be available on Stratus' website at stratusproperties.com until May 15, 2018.
____________________________

CAUTIONARY STATEMENT AND REGULATION G DISCLOSURE. This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding the implementation and potential results of Stratus' active development plan, projections or expectations related to operational and financial performance or liquidity, reimbursements for infrastructure costs, financing and regulatory matters, development plans and sales of properties, including Amarra Drive lots and townhomes and exploring opportunities to sell West Killeen Market and the retail complex in Barton Creek Village, leasing activities, timeframes for development, construction and completion of Stratus' projects, capital expenditures, possible joint venture or other arrangements, Stratus’ projections with respect to its obligations under the master lease agreements entered into in connection with the sale of The Oaks at Lakeway, and other plans and objectives of management for future operations and activities and future dividend payments. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical fact are intended to identify those assertions as forward-looking statements. This press release also contains forward-looking statements and estimates regarding the anticipated effects of the Tax Cuts and Jobs Act enacted on December 22, 2017. These statements and estimates are based on Stratus’ current interpretation of this legislation,  which may change as a result of additional implementation guidance, changes in assumptions, and potential future refinements of or revisions to calculations. Under Stratus’ loan agreement with Comerica Bank, Stratus is not permitted to pay dividends on common stock without Comerica’s prior written consent, which was obtained in connection with the special dividend paid in April 2017. The declaration of dividends is at the discretion of Stratus’ Board of Directors (Board), subject to restrictions under Stratus’ loan agreement with Comerica Bank, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board.
Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to refinance and service its debt and the availability of financing for development projects and other corporate purposes, Stratus' ability to sell properties at prices its Board considers acceptable, a decrease in the demand for real estate in the Austin, Texas area and other select Texas markets where Stratus operates, changes in economic and business conditions, reductions in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the sale of The Oaks at Lakeway and to assign such leases to the purchaser and remove the corresponding property from the master leases, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of Stratus' assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, weather-related risks and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.
This press release also includes measures of Adjusted EBITDA and after-tax NAV, which are not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes these measures can be helpful to investors in evaluating its business. Adjusted EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. After-tax NAV illustrates current embedded value in Stratus' real estate, which is carried on its GAAP balance sheet primarily at cost. Management uses after-tax NAV as one of the metrics in evaluating progress on Stratus' active development plan. Adjusted EBITDA and after-tax NAV are intended to be performance measures that should not be regarded as more meaningful than GAAP measures. Other companies may calculate these measures differently. As required by SEC Regulation G, reconciliations of Stratus' net loss attributable to common stockholders to Adjusted EBITDA and Stratus' after-tax NAV to total stockholders' equity in its consolidated balance sheet, are included in the supplemental schedules of this press release.
Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, stratusproperties.com.

# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2018	2017
Revenues:
Real estate operations	$1,194	$2,164
Leasing operations	2,004	2,281
Hotel	9,322	10,314
Entertainment	5,245	5,905
Total revenues	17,765	20,664
Cost of sales:
Real estate operations	1,566	1,976
Leasing operations	1,182	1,685
Hotel	7,029	7,165
Entertainment	3,968	4,377
Depreciation	1,942	2,141
Total cost of sales	15,687	17,344
General and administrative expenses	2,981	3,396
Profit participation in sale of The Oaks at Lakeway	—	2,538
Gain on sales of assets	—	(1,115)
Total	18,668	22,163
Operating loss	(903)	(1,499)
Interest expense, net	(1,559)	(1,975)
Gain on interest rate derivative instruments	178	86
Loss on early extinguishment of debt	—	(532)
Other income, net	11	5
Loss before income taxes and equity in unconsolidated affiliates' loss	(2,273)	(3,915)
Equity in unconsolidated affiliates' loss	(3)	(17)
Benefit from income taxes	406	1,262
Net loss and total comprehensive loss attributable to common stockholders	$(1,870)	$(2,670)

Basic and diluted net loss per share attributable to common stockholders	$(0.23)	$(0.33)

Basic and diluted weighted average common shares outstanding	8,137	8,101

Dividends declared per share of common stock	$—	$1.00

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$15,883	$14,611
Restricted cash	17,352	24,779
Real estate held for sale	22,306	22,612
Real estate under development	144,352	118,484
Land available for development	15,407	14,804
Real estate held for investment, net	187,859	188,390
Deferred tax assets	11,965	11,461
Other assets	11,304	10,852
Total assets	$426,428	$405,993

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$22,239	$22,809
Accrued liabilities, including taxes	7,282	13,429
Debt	249,113	221,470
Deferred gain	11,036	11,320
Other liabilities	11,244	9,575
Total liabilities	300,914	278,603

Commitments and contingencies

Equity:
Stockholders' equity:
Common stock	93	93
Capital in excess of par value of common stock	185,592	185,395
Accumulated deficit	(38,991)	(37,121)
Common stock held in treasury	(21,260)	(21,057)
Total stockholders' equity	125,434	127,310
Noncontrolling interests in subsidiaries	80	80
Total equity	125,514	127,390
Total liabilities and equity	$426,428	$405,993

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Three Months Ended
	March 31,
	2018	2017
Cash flow from operating activities:
Net loss	$(1,870)	$(2,670)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,942	2,141
Cost of real estate sold	403	1,032
Gain on sales of assets	—	(1,115)
Gain on interest rate derivative contracts	(178)	(86)
Loss on early extinguishment of debt	—	532
Debt issuance cost amortization and stock-based compensation	412	442
Equity in unconsolidated affiliates' loss	3	17
Increase (decrease) in deposits	205	(1,156)
Deferred income taxes	(504)	(9,775)
Purchases and development of real estate properties	(3,612)	(3,668)
Municipal utility district reimbursement	—	2,172
(Increase) decrease in other assets	(822)	299
(Decrease) increase in accounts payable, accrued liabilities and other	(4,963)	812
Net cash used in operating activities	(8,984)	(11,023)

Cash flow from investing activities:
Capital expenditures	(24,376)	(2,301)
Proceeds from sales of assets	—	117,261
Payments on master lease obligations	(388)	(322)
Other, net	(30)	(100)
Net cash (used in) provided by investing activities	(24,794)	114,538

Cash flow from financing activities:
Borrowings from credit facility	16,300	15,200
Payments on credit facility	(1,075)	(48,746)
Borrowings from project loans	13,164	3,698
Payments on project and term loans	(563)	(62,080)
Stock-based awards net payments	(203)	(236)
Net cash provided by (used in) financing activities	27,623	(92,164)
Net (decrease) increase in cash, cash equivalents and restricted cash	(6,155)	11,351
Cash, cash equivalents and restricted cash at beginning of year	39,390	25,489
Cash, cash equivalents and restricted cash at end of period	$33,235	$36,840

III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus currently has four operating segments: Real Estate Operations, Leasing Operations, Hotel and Entertainment.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consists of its properties in Austin, Texas (the Barton Creek community, including Santal Phase II, the Circle C community, Lantana Place and the condominium units at the W Austin Hotel & Residences); in Lakeway, Texas located in the greater Austin area (Lakeway); in College Station, Texas (Jones Crossing); and in Magnolia, Texas, located in the greater Houston area (Magnolia).

The Leasing Operations segment includes the office and retail space at the W Austin Hotel & Residences, a retail building in Barton Creek Village, Santal Phase I and the West Killeen Market in Killeen, Texas.

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences in downtown Austin, Texas.

The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences. In addition to hosting concerts and private events, this venue is the home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, including 3TEN ACL Live, which opened in March 2016 on the site of the W Austin Hotel & Residences.

Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus' operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.

Segment information presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]	Leasing Operations	Hotel	Entertainment	Eliminations and Other[b]	Total
Three Months Ended March 31, 2018:
Revenues:
Unaffiliated customers	$1,194	$2,004	$9,322	$5,245	$—	$17,765
Intersegment	8	251	72	14	(345)	—
Cost of sales, excluding depreciation	1,566	1,190	7,038	4,136	(185)	13,745
Depreciation	61	633	895	388	(35)	1,942
General and administrative expenses	—	—	—	—	2,981	2,981
Operating (loss) income	$(425)	$432	$1,461	$735	$(3,106)	$(903)
Capital expenditures[c]	$3,612	$23,799	$239	$338	$—	$27,988
Total assets at March 31, 2018	210,279	71,092	101,582	36,439	7,036	426,428

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes consolidated general and administrative expenses and eliminations of intersegment amounts.

c.	Also includes purchases and development of residential real estate held for sale.

IV

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS (Continued)

	Real Estate Operations[a]	Leasing Operations	Hotel	Entertainment	Eliminations and Other[b]	Total
Three Months Ended March 31, 2017:
Revenues:
Unaffiliated customers	$2,164	$2,281	$10,314	$5,905	$—	$20,664
Intersegment	13	210	91	40	(354)	—
Cost of sales, excluding depreciation	1,976	1,693	7,189	4,508	(163)	15,203
Depreciation	57	763	979	376	(34)	2,141
General and administrative expenses	—	—	—	—	3,396	3,396
Profit participation	—	2,538	—	—	—	2,538
Gain on sales of assets	—	(1,115)	—	—	—	(1,115)
Operating income (loss)	$144	$(1,388)	$2,237	$1,061	$(3,553)	$(1,499)
Capital expenditures[c]	$3,668	$2,031	$247	$23	$—	$5,969
Total assets at March 31, 2017	174,022	65,483	104,498	37,066	20,899	401,968

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes consolidated general and administrative expenses and eliminations of intersegment amounts.

c.	Also includes purchases and development of residential real estate held for sale.

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED EBITDA

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (U.S. generally accepted accounting principles) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies' recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use Adjusted EBITDA, management believes that Stratus' presentation of Adjusted EBITDA affords them greater transparency in assessing its financial performance. This information differs from net income (loss) attributable to common stockholders determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus' net loss attributable to common stockholders to Adjusted EBITDA follows (in thousands).

	Three Months Ended March 31,
	2018	2017
Net loss attributable to common stockholders	$(1,870)	$(2,670)
Depreciation	1,942	2,141
Interest expense, net	1,559	1,975
Benefit from income taxes	(406)	(1,262)
Profit participation in sale of The Oaks at Lakeway	—	2,538
Gain on sales of assets	—	(1,115)
Gain on interest rate derivative instruments	(178)	(86)
Loss on early extinguishment of debt	—	532
Adjusted EBITDA	$1,047	$2,053

V

STRATUS PROPERTIES INC.
RECONCILIATION OF NON-GAAP MEASURES (continued)

AFTER TAX NET ASSET VALUE TO TOTAL STOCKHOLDERS' EQUITY

After-tax NAV estimates the market value of Stratus' assets (gross value) and subtracts the book value of Stratus' total liabilities reported under GAAP (excluding deferred financing costs presented in total debt) and estimated income taxes computed on the difference between the estimated market values and the tax basis of the assets. Stratus also presents the non-GAAP measure after-tax NAV per share, which is after-tax NAV divided by shares of its common stock outstanding as of December 31, 2017, plus all outstanding stock options and restricted stock units. The computation of Stratus' after-tax NAV uses third-party appraisals conducted by independent appraisal firms, which were primarily retained by Stratus' lenders as required under its financing arrangements. The appraisal firms represent in their reports that they employ certified appraisers with local knowledge and expertise who are MAI certified by the Appraisal Institute and/or state certified as a Certified General Real Estate Appraiser. Each appraisal states that it is prepared in conformity with the Uniform Standards of Professional Appraisal Practice and utilizes at least one of the following three approaches to value:

1.	the cost approach, which establishes value by estimating the current costs of reproducing the improvements (less loss in value from depreciation) and adding land value to it;

2.	the income capitalization approach, which establishes value based on the capitalization of the subject property’s net operating income; and/or

3.	the sales comparison approach, which establishes value indicated by recent sales of comparable properties in the market place.

One or more of the approaches may be selected by the appraiser depending on its applicability to the property being appraised. To the extent more than one approach is used, the appraiser performs a reconciliation of the indicated values to determine a final opinion of value for the subject property. Significant professional judgment is exercised by the appraiser in determining which inputs are used, which approaches to select, and the weight given to each selected approach in determining a final opinion as to the appraised value of the subject property.

We are a diversified real estate company and our portfolio of real estate assets includes commercial, hotel, and entertainment properties, as well as multi-family and single-family residential real estate properties. Consequently, each appraisal is unique and certain factors reviewed and evaluated in each appraisal may be particular to the nature of the property being appraised. However, in performing their analyses, the appraisers generally (i) performed site visits to the properties, (ii) performed independent inspections and/or surveys of the market area and neighborhood, (iii) performed a highest and best use analysis, (iv) reviewed property-level information, including, but not limited to, ownership history, location, availability of utilities, topography, land improvements and zoning, and (v) reviewed information from a variety of sources about regional market data and trends applicable to the property being appraised. Depending on the valuation approach utilized, the appraisers may have used one or more of the following: the recent sales prices of comparable properties; market rents for comparable properties; operating and/or holding costs of comparable properties; and market capitalization and discount rates.

The appraisals of the specified properties are as of the dates so indicated, and the appraised value may be different if prepared as of a current date. As noted above, the appraisers utilize significant professional judgment in determining the appraisal methodology best suited to a particular property and the weight afforded to the various inputs considered, which could vary depending on the appraiser’s evaluation of the property being appraised. Moreover, the opinions expressed in the appraisals are based on estimates and forecasts that are prospective in nature and subject to certain risks and uncertainties. Events may occur that could cause the performance of the properties to materially differ from the estimates utilized by the appraiser, such as changes in the economy, interest rates, capitalization rates, the financial strength of certain tenants, and the behavior of investors, lenders and consumers. Additionally, in some situations, the opinions and forecasts utilized by the appraiser may be partly based on information obtained from third party sources, which information neither we nor the appraiser verifies. We review the appraisals to confirm that the information provided by Stratus to the appraiser is accurately reflected in the appraisal, but we do not validate the methodologies, inputs and professional judgment utilized by the certified appraiser.

The appraised values may not represent fair value, as defined under GAAP. After-tax NAV and after-tax NAV per share may not be equivalent to the enterprise value of Stratus or an appropriate trading price for our common stock for many reasons, including but not limited to the following: (1) income taxes included may not reflect the actual tax

VI

amounts that will be due upon the ultimate disposition of the assets; (2) components were calculated as of the dates specified and calculations as of different dates are likely to produce different results; (3) opinions are likely to differ regarding appropriate capitalization rates; and (4) a buyer may pay more or less for Stratus or its real estate assets as a whole than for the sum of the components used to calculate after-tax NAV. Accordingly, after-tax NAV per share is not a representation or guarantee that Stratus' common stock will or should trade at this amount, that a stockholder would be able to realize this amount in selling Stratus' shares, that a third party would offer the after-tax NAV per share in an offer to purchase all or substantially all of Stratus' common stock, or that a stockholder would receive distributions per share equal to the after-tax NAV per share upon Stratus’ liquidation. Investors should not rely on the after-tax NAV per share as being an accurate measure of the current fair market value of Stratus' common stock. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety.

Below are reconciliations of Stratus' after-tax NAV to the most comparable GAAP measure, total stockholders' equity (in millions).

	As of December 31, 2017	As of December 31, 2016
After-tax NAV	$314.0	$292.9
Less: Gross value of assets	(636.1)	(703.4)
Add: Total assets	406.0	452.2
Deferred financing costs presented in total debt	2.1	2.2
Corporate tax on built-in gain[a]	41.4	77.8
Selling costs, estimated costs to complete and master lease costs for The Oaks at Lakeway	—	9.3
Rounding	(0.1)	—
Total stockholders' equity	$127.3	$131.0

a.	Assumes a federal tax rate of 21 percent as of December 31, 2017, and 35 percent as of December 31, 2016.

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